Exhibit 14.1

DYNACAST INTERNATIONAL INC.

CODE OF ETHICS

FOR

CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

This Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, Executive Officers, Corporate Controller, Director of Accounting and Director of Tax (collectively, the “Covered Officers”) of Dynacast International Inc. (the “Company”). The Covered Officers are expected to know and abide by the following rules of ethical conduct:

1.	The Covered Officers must conduct the Company’s business in an honest and ethical manner, which includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. A “conflict of interest” occurs when an individual’s private interest interferes, or even appears to interfere, in any way with the interest of the Company as a whole. If a Covered Officer considers undertaking any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict or disparity of interest between him/her and the company or in his/her personal or professional relationship, the Covered Officer must disclose such activity in advance to the Chairman of the audit committee of the Company’s Board of Directors (the “Audit Committee”) for review.

2.	The Covered Officers will promote full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company. All Covered Officers must, and must cause the Company to, comply with the system of disclosure controls and procedures devised, implemented and maintained by the Company to provide reasonable assurances that information required to be disclosed by the Company in the reports and documents that it files or submits to the SEC and in other public communications made by the Company is properly authorized, executed, recorded, processed, summarized and reported.

3.	A Covered Officer shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning (a) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls over financial reporting.

4.	The Covered Officers must, and must make reasonable efforts to require the Company to, comply with all applicable governmental laws, rules and regulations applicable to the Company and the operation of its business, including securities laws. A Covered Officer shall promptly bring to the attention of the Chairman of the Audit Committee any information he or she may have concerning evidence of a material violation of any governmental laws, rules or regulations applicable to the Company and the operation of its business, including securities laws, by the Company or any agent thereof.

5.	No Covered Officer shall take, or knowingly allow any other employee to take, any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditing firm for the purpose of rendering the Company’s financial statements materially misleading. If any Covered Officer becomes aware of any such circumstance, he or she will report it immediately to the Chairman of the Audit Committee.

Exhibit 14.1

6.	The Covered Officers shall promptly report information or knowledge of any act in violation of this Code of Ethics or other laws, rules, regulations, or which he or she believes to be unethical, to the Chairman of the Audit Committee. The Covered Officers may submit any concerns or complaints anonymously and/or confidentially regarding accounting, internal accounting controls or auditing matters to the Audit Committee for review and investigation, which will make every effort to maintain such submissions confidentially, within the limits permitted by applicable law.

7.	In the event of violations of this Code of Ethics by any Covered Officer, the Board of Directors of the Company shall determine, or designate appropriate persons to determine, appropriate actions to be taken. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past. Disciplinary action, up to and including termination of employment may result from failure to comply with this Code of Ethics.

Effective as of March 11, 2013

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